CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of March 7, 2007 by and between Equicap, Inc., a Nevada corporation (the “Company”) and Fountainhead Capital Partners Limited, an entity registered in Jersey (“FHCP”) (each a “Party” and collectively referred to hereafter as the “Parties”).

WITNESSETH:

WHEREAS, the Company is pursuing a number of strategic options, including but not limited to mergers, acquisitions, exchanges and other related types of transactions (collectively “Strategic Options”).

WHEREAS, to facilitate pursuing the Strategic Options, Company has used the services of FHCP to serve as the Company’s corporate strategic advisor on the terms and for the services specified in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree in good faith as follows:

1.  Services. The services which FHCP has provided under this Agreement, include the following:

(a)  FHCP to the extent it deems appropriate has familiarized itself with the business, operations, financial condition and prospects of the Company;

(b)  FHCP has identified potential targets and transactions with which the Company may pursue Strategic Options and related transactions and has assisted in the evaluation of such potential transactions; and

(c)  FHCP has assisted the Company in preparing and analyzing a broad range of other Strategic Options.

2.  Termination. Either Party may terminate this Agreement at anytime after the Company has completed a transaction that qualifies as a Strategic Option. The termination of the engagement will not entitle the Company to a return of any of the consideration due and paid to FHCP pursuant to Section 3 of this Agreement.

3.  Consideration. In consideration for FHCP providing the services set forth in Section 1 above, the Company will make a cash payment to FHCP in the amount of $450,000 on the date first written above. Such consideration shall be deemed fully-earned on the date of payment.

4.  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to FHCP: Fountainhead Capital Partners Limited Portman House Hue Street, St. Helier Jersey JE4 5RP Attention: Richard Breeze

If to the Company: Equicap, Inc. 5528 Westcott Circle Frederick, MD 21703 Attention: Thomas W. Colligan	Copy to: Law Offices of Robert Diener 122 Ocean Park Boulevard Suite 307 Santa Monica, California 90405 Facsimile: (310) 362-8887 Attention: Robert Diener

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

5.  Miscellaneous.

(a)  Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

(b)  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

(c)  Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

(d)  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York. The prevailing party in any action to enforce this Agreement shall be entitled to recover its costs and expenses related to such action, including reasonable attorneys’ fees.

(f)  Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(g)  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(h)  Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date first written above.

Fountainhead Capital Partners Limited	Equicap, Inc.

By:	By:
Name: Robert L. B. Diener Title: Attorney-in-Fact		Name: Thomas W. Colligan Title: President